Exhibit (g)
ROBINHOOD VENTURES FUND II
INVESTMENT ADVISORY AGREEMENT
This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this May 21, 2026, by and between Robinhood Ventures Fund II, a Delaware statutory trust (the “Company”) and Robinhood Ventures DE, LLC, a Delaware limited liability company (the “Adviser” or “RHV”).
WHEREAS, the Company is a closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;
WHEREAS, the Company wishes to retain the Adviser to provide investment advisory and investment management services to the Company; and
WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;
NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:
1.    The Company hereby appoints the Adviser to act as investment adviser of the Company for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.
2.    The Company shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.
3.    Subject to the supervision of the Company’s Board of Trustees (the “Board”), the Adviser shall regularly provide the Company with investment research, advice, management and supervision, which shall include serving as the Company’s valuation designee, to the extent so designated by the Company’s Board, and shall furnish a continuous investment program for the Company’s portfolio of securities and other investments consistent with the Company’s investment objectives, policies and restrictions, as stated in the Company’s registration statement or other public disclosures, and in accordance with any exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Company and any SEC staff no-action letters applicable to the Company. The Adviser shall determine from time to time what securities and other investments will be purchased, retained, sold or exchanged by the Company and what portion of the assets of the Company’s portfolio will be held in the various securities and other investments in which the Company invests, and shall implement those decisions, all subject to the provisions of the Company’s Agreement and Declaration of Trust and Bylaws (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Company and any exemptive orders and SEC staff no-action letters applicable to the Company referred to above, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Company to give instructions to the custodian of the Company and any sub-custodian or prime broker or other intermediary as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin calls or unfunded commitments for the account of the Company. The Adviser will place orders pursuant to its investment determinations for the Company either directly with the issuer, seller or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Company and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Company, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Company’s portfolio transactions provided herein. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Company, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Company’s portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board and agreed to by the Adviser. The Adviser may execute on behalf of the Company certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, purchase and sale agreements for investments and other assets, transfer agreements, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.
(a)    Subject to the direction and control of the Board, the Adviser shall perform or cause to be performed such investment management services as may from time to time be reasonably requested by the Company as necessary for the operation of the Company, including providing managerial assistance to the portfolio companies of the Company that request it. Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of the Company, nor shall the Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any administrator, sub-administrator, transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Company to perform such functions.
(b)    The Company hereby authorizes any entity or person associated with the Adviser, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Company which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Company hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

4.    Subject to the Board’s approval, at the expense of the Adviser and to the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Company, the Adviser or the Company may enter into contracts with one or more investment subadvisers, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment subadvisers any or all of its duties specified hereunder, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser and further provided that such contracts impose on any investment subadviser bound thereby all the conditions to which the Adviser is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.
5.    The Adviser shall oversee the maintenance of all books and records with respect to the Company’s securities transactions and the keeping of the Company’s books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for the Company are the property of the Company, and further agrees to surrender promptly to the Company any of such records upon the Company’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Board members or officers of the Company, to serve in the capacities in which they are elected.
(a)    The Adviser will bear and pay the cost of all of the following expenses (“Adviser Expenses”) in connection with providing investment advisory services pursuant to this Agreement: (i) payroll and other costs of management, administrative and clerical personnel, including, but not limited to, salaries, wages, payroll taxes, bonuses, cost of employee benefit plans and temporary office help expense excluding expenses for Insourced Services (as defined below); (ii) insurance premiums and fees (except for premiums or fees for trustees’ and officers’ liability insurance and other insurance protecting the Company or any indemnified party from liabilities in connection with the affairs of the Company); (iii) rent, utilities, telephone, office supplies and other office expenses; and (iv) other similar routine administrative expenses.
The Company will bear all other expenses to be incurred in its operation (including to the extent such operations are performed by RHV or its affiliates), including, without limitation, (i) the Company’s share of all fees, costs and out-of-pocket expenses (including any legal and other professional fees and expenses and platform fees) incurred by the Company, RHV or its affiliates in connection with the formation of the Company (including all or a portion of such amounts in respect of the Company and the development, formation and operation of investment vehicles established to facilitate investments by the Company, as well other vehicles through which the Company makes or holds investments), the incorporation and registration of such entities (in the United States or otherwise), related regulatory filings (such as Form 10-K, Form 10-Q, Form 8-K and others), any related taxes, the offering and distribution of the interests therein (including legal and tax advice, preparation of disclosures, notifications, translations, publications (including without limitation on a website for regulatory, commercial or other purposes)), such share being determined as between the Company and any such other entity on a basis that RHV determines in good faith is appropriate (“Organizational Expenses”); (ii) legal (including without limitation in respect of corporate formalities, such as corporate secretary services and domiciliation services), accounting, regulatory (including expenses incurred in connection with certain filings and registrations), compliance (including compliance consultants), administrator, consulting (including expert network and media consultants), valuation (including valuation consultants engaged by the Adviser), custodial, depositary, auditing, costs associated with any regulatory audit, investigation, settlement or review of any entity of the Company, costs incurred with any action, suit or proceeding of any kind of nature, transfer agency, third-party trustee, administrator and shareholder servicing, banking, database subscriptions (including, without limitation, subscriptions used for the purposes of researching, monitoring, valuing, or obtaining market data in respect of potential or existing portfolio investments), software licensing, web hosting, digital platform, data aggregation, marketing, translation, reporting and other external professional fees and expenses, but excluding, for the avoidance of doubt, the costs of RHV’s and its affiliates’ general compliance with law not related to the Company; (iii) out-of-pocket costs of developing, sourcing, evaluating, negotiating, structuring, obtaining regulatory approvals for, purchasing, trading, settling, monitoring, holding and disposing of potential investments, whether consummated or unconsummated and including expenses related to meetings or conferences hosted or attended by the Adviser, its affiliates or any of their respective employees to source investments, attendance at industry conferences and trade association memberships, and, in the case of unconsummated investments, break-up fees, and of making, monitoring, holding or selling investments (including, without limitation, expenses relating to risk assessment, due diligence or ongoing monitoring of potential and existing investments, including the environmental, social and governance risks related thereto), including expenses related to the organization or maintenance of any entity (including intermediate entities) used to acquire, hold or dispose of any investment or otherwise facilitate the Company’s investment activities, record-keeping expenses, travel, hotel accommodations, meals and entertainment expenses (“Travel Expenses”), consulting fees and expenses and any finders, placement, brokerage or other similar fees and expenses; (iv) expenses associated with the preparation of the Company’s financial statements and tax returns, the representation of the Company or the shareholders in tax matters and preparation of tax forms and the Company’s information reporting regime compliance, and the preparation of tax reports for shareholders; (v) out-of-pocket costs and expenses, including without limitation, Travel Expenses, of meeting with shareholders and reporting to the shareholders, including expenses incurred in connection with the Company’s shareholder meetings (including Travel Expenses of the representatives of shareholders, employees of RHV or its affiliates, speakers and vendors), and annual software licensing fees and other fees related to investor reporting as well as publication costs (including without limitation on a website or database, for regulatory, commercial or other purposes); (vi) except as otherwise provided herein or in the Administration Agreement between the Company and RHV (the “Administration Agreement”), any taxes, fees or other governmental charges levied against the Company or its income or assets or in connection with its business or operations (including pursuant to any separate tax sharing agreement or similar agreement with any party); (vii) costs and expenses of the Board, including the operation of the board of any intermediary/holding vehicle, Travel Expenses for members of the Board and employees of RHV or its affiliates incurred in connection with meetings of the Board, meetings with shareholders or meetings related to the Company; (viii) the Management Fee (as defined below); (ix) interest on, and fees and expenses related to or arising from, any incurrence of indebtedness, including without limitation in respect of any credit facility, guarantees of indebtedness, or hedging activities of the Company (whether or not such facility or hedging arrangement is implemented); (x) premiums or fees for trustees’ and officers’ liability insurance and other insurance protecting the Company or any indemnified party from liabilities in connection with the affairs of the Company; (xi) amounts charged to the Company for certain non-advisory, reporting, oversight, legal, compliance, tax, valuation, accounting, information technology and security, clerical and general administrative services provided by employees of RHV or its affiliates, including by persons who are officers of the Company (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses) (“Insourced Services”); (xii) interest costs related to borrowing, any related facility fees, commitment expenses and any other costs related to the borrowing; (xiii) all other costs and expenses of the Company, RHV or its affiliates in connection with the Company’s organization and/or operations other than Adviser Expenses, such as costs of litigation or other matters that are the subject of indemnification and costs of winding-up and liquidating the Company; (xiv) any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Company is a party and any indemnification expenses as provided for in the Company’s Governing Documents; (xv) fees and expenses incident to qualifying and listing of the Company’s shares on any exchange; (xvi) the compensation of the Company’s Chief Compliance Officer and the salary of any compliance personnel of RHV and its affiliates who provide compliance-related services to the Company, provided such salary expenses are properly allocated between the Company and other affiliates, as applicable, and any costs associated with the monitoring, testing and revision of the Company’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act; (xvii) the compensation of the Company’s Chief Financial Officer and the salary of any financial reporting personnel of RHV and its affiliates who provide financial reporting-related services to the Company, provided such salary expenses are properly allocated between the Company and other affiliates, as applicable; (xviii) the allocated costs incurred by RHV and its affiliates in providing managerial assistance to those portfolio companies of the Company that request it; and (xix) where appropriate and relevant, all ongoing costs and expenses, as detailed under (ii) to (xviii) above, as incurred in connection with, or by, any other vehicles through which the Company makes or holds investments, as well as the respective general partners or equivalent (if not a partnership) of such entities.
The Adviser and its affiliates will be entitled to reimbursement by the Company of the Adviser’s and its affiliates’ cost of providing the Company with Insourced Services. For the avoidance of doubt, it also is understood and agreed that if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Company, provide Insourced Services to the Company at the request of the Company, the Company may reimburse the Adviser and its affiliates for their costs in providing such Insourced Services to the Company. Nothing contained herein shall be construed to restrict the Company’s right to hire its own employees or to contract for services to be performed by third parties. To the extent that the Adviser or its affiliates (i) pays or otherwise bears the costs of any Company expenses or (ii) advances amounts to the Company on a temporary basis, the Company shall reimburse the Adviser or such affiliate for the same.
6.    No member of the Board, officer or employee of the Company shall receive from the Company any salary or other compensation as such member of the Board, officer or employee while at the same time serving as a director, officer, or employee of the Adviser or any affiliated company of the Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Adviser’s or any affiliated company’s staff.
7.    Effective upon the initial public offering of the Company, the Company will pay the Adviser a management fee (the “Management Fee”) as indicated on Schedule A.
(a)    The Management Fee is payable in arrears within five business days after the applicable net asset value (“NAV”) computation has been determined.
(b)    For the purpose of determining fees payable to the Adviser under this Section 7, the value of the Company’s assets will be computed at the times and in the manner specified in the registration statement or other public disclosures, and on days on which the value of Company assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the value of Company assets were determined.

(c)    The Company shall make any payments due hereunder to the Adviser or, if the Adviser directs, to an entity the Adviser controls, is controlled by the Adviser or with which the Adviser is under common control (including any sub-adviser of the Company).
8.    The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Company, provided that nothing in this Agreement shall protect the Adviser against any liability to the Company to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 8, the term “Adviser” shall include any affiliates of the Adviser performing services for the Company contemplated hereby and the partners, shareholders, directors, officers and employees of the Adviser and such affiliates.
9.    Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Board member, officer, or employee of the Company, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of the Company or one or more other accounts of the Adviser is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in accordance with the Adviser’s allocation policy. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Adviser’s policies and procedures as presented to the Board from time to time.
10.    On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Company, as well as other funds or accounts managed by the Adviser or its affiliates (“RHV-advised funds”), the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Company with similar orders being made on the same day for other RHV-advised funds to the extent permitted by the 1940 Act. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected. The Adviser will endeavor to allocate investment opportunities in a manner that is fair and equitable over time, in accordance with its allocation policy and taking into account all relevant facts and circumstances as determined by the Adviser in its discretion. The Adviser and the Company recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Company.
11.    For the purposes of this Agreement, the Company’s “net assets” shall be determined as provided in the Company’s registration statement or other public disclosures and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.
12.    This Agreement will become effective as of the date of this Agreement, provided that it shall have been approved in accordance with the requirements of the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff) and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness.

Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Company, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act (as modified by any applicable exemptive relief or as interpreted by the SEC or its staff).
13.    This Agreement is terminable with respect to the Company without penalty by the Board or by vote of a majority of the outstanding voting securities of the Company, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Adviser, or by the Adviser upon not less than 60 days’ written notice to the Company, and will be terminated upon the mutual written consent of the Adviser and the Company. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Company without the consent of the Adviser.
14.    The Adviser agrees that for services rendered to the Company, or for any claim by it in connection with services rendered to the Company, it shall look only to assets of the Company for satisfaction. The undersigned officer of the Company has executed this Agreement not individually, but as an officer under the Company’s Agreement and Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Company individually.
15.    The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Adviser hereby agrees to grant a license to the Company for use of its name, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name in connection with the Company for the term of this Agreement and such license shall terminate upon termination of this Agreement. If the Company makes any unauthorized use of the names, derivatives, logos, trademarks, or service marks or trade names of the Adviser and its affiliates, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.
16.    Trustees, agents and interest holders of the Company are or may be interested in the Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Adviser are or may be interested in the Company as Trustees, interest holders or otherwise; and the Adviser (or any successor) is or may be interested in the Company as an interest holder or otherwise. In addition, brokerage transactions for the Company may be effected through affiliates of the Adviser if approved by the Company’s Board, subject to the rules and regulations of the SEC.
17.    In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Company, the Adviser and any partner, director, officer or employee of the Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Company, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.
(a)    The Company shall indemnify, to the fullest extent permitted by law, the Adviser, or any partners, directors, officers or employees of the Adviser and their respective affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Company, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties to the Company. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.
(b)    The Adviser shall indemnify, to the fullest extent permitted by law, the Company and all controlling persons of the Company (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Adviser, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Adviser. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.
18.    The services of the Adviser to the Company are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Company are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
19.    No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.
20.    This Agreement and the Administration Agreement embody the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
21.    This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.
22.    This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.
Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the District of Delaware, or if such action may not be brought in that court, then such action shall be brought in the Court of Chancery of the State of Delaware sitting in New Castle County (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court; and (c) waives any objection that either Designated Court is an inconvenient forum.
23.    Subject to the proviso of the first sentence of Section 8 of this Agreement, the Adviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Adviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Adviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

ROBINHOOD VENTURES FUND II

By:	/s/ Sarah Pinto
Name: Sarah Pinto
Title: President

ROBINHOOD VENTURES DE, LLC

By:	/s/ Manan Shah
Name: Manan Shah
Title: Senior Director, Corporate Treasurer

Schedule A
Robinhood Ventures Fund II Management Fee
In consideration of the investment advisory and other services provided by the Adviser, the Company pays the Adviser a Management Fee consisting of two components: a base management fee (the “Base Management Fee”) and an incentive fee on capital gains (the “Incentive Fee on Capital Gains”).
Base Management Fee
The Base Management Fee shall be calculated and payable quarterly at an annual rate of 2% of the Company’s Net Assets determined quarterly (before the accrual of the Management Fee payable as of the end of that quarter). “Net Assets” means the total assets of the Company minus the Company’s liabilities.
For purposes of determining the Base Management Fee payable to the Adviser, the Company’s Net Assets will be calculated prior to any reduction for the accrual of the Management Fee payable as of the end of that quarter.
Incentive Fee on Capital Gains
The Incentive Fee on Capital Gains shall be calculated and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement, as of the termination date), and shall equal 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees on Capital Gains; provided that the Incentive Fee on Capital Gains determined at the end of the Company’s first fiscal year will be calculated for a period shorter than twelve months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation from inception. In no event will the Incentive Fee on Capital Gains payable pursuant hereto be in excess of the amount permitted by the Investment Advisers Act of 1940, as amended, including Section 205 thereof.
For purposes of computing the Incentive Fee on Capital Gains, the calculation methodology will look through derivatives or swaps as if the Company owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative or swap, will be included on a cumulative basis in the calculation of the Incentive Fee on Capital Gains.